As of December 1, 2011

DEFERRED COMPENSATION PAYMENT AGREEMENT AMENDMENT

Reference is made to the Deferred Compensation Payment Agreement dated March 15, 2010 between POW! Entertainment, Inc. (the "Company") and Arthur Lieberman ("Lieberman"). The Agreement was made as a requirement pursuant to the Celadon Financial Group ("Celadon") Placement Agent Agreement dated March 15, 2010. The Private Placement was not executed by Celadon in year 2010. The parties hereby amend the agreement as follows:

1. Payments.

   1.1. Deferred Compensation will be paid to Lieberman in the amount of $100,000 per annum on a monthly installment.

   1.2. Arthur Lieberman wishes to assign the entire Deferred Compensation upon his death or incapacitation to his children Luke Lieberman and Samantha Lieberman.

   1.3. Deferred Compensation payments to Lieberman of $100,000 per annum will be assigned and payable to Luke Lieberman and Samantha Lieberman ("Lieberman Children") in monthly installments upon his incapacitation until the entire Deferred Compensation owed to Lieberman has been paid.

   1.4. All appropriate income taxes will be withheld by the Company on behalf of Lieberman Children as if they were employees of the Company.

   1.5. The death or incapacity of Lieberman shall not delay or accelerate any payments due hereunder.

2. Miscellaneous. This Agreement shall be governed by the laws of the state of California. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and shall not be orally amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

In Witness Whereof, the Parties have caused this Agreement to Executed as of the day and date first set forth above.

POW! Entertainment, Inc.

By:

Gill Champion, Chief Executive Officer

By:

Arthur Lieberman

Execution Date: 2/8, 2012